Exhibit 99.1

Shenandoah Telecommunications Company Reports Strong First Quarter 2017 Results

- Revenues Increase to $153.9 Million

- Operating Income of $10.7 Million

EDINBURG, Va., May 4, 2017 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ: SHEN) announces financial and operating results for the three months ended March 31, 2017.

Consolidated First Quarter Results

For the quarter ended March 31, 2017, the Company reported total revenues of $153.9 million, an increase of 66.2% compared to $92.6 million for the 2016 first quarter.  While all segments reported revenue increases, the Wireless segment had the largest increase due to the nTelos acquisition and exchange transaction with Sprint completed on May 6, 2016.  The integration of nTelos’ operations and the transition of its assets and customers continue to move forward as expected, with Shentel currently ahead of its schedule on the migration of nTelos customers to the Sprint platform and on track with the progress of its network upgrade.

Wireless service revenues increased 107.3% as a result of increases in average postpaid and prepaid subscribers of 128% and 69%, respectively.  Cable segment revenues increased 9.7% due to a 2.2% increase in average Revenue Generating Units (RGUs), video price increases to offset increases in programming costs, and new and existing customers selecting higher-speed data packages.  Wireline segment revenues increased 4.2% due to increases in fiber and access contracts.

Total operating expenses were $143.2 million in the first quarter of 2017 compared to $71.3 million in the prior year period.  Operating expenses in the first quarter of 2017 included $4.5 million of integration and acquisition costs associated with the nTelos acquisition and exchange transaction with Sprint, with $3.8 million in the Wireless segment and $0.7 million in the Other segment.  An additional $2.6 million of costs were incurred to operate and support the nTelos back office and billing functions until customers can migrate to Sprint platforms.  This cost was included in cost of goods and services and selling, general and administrative expenses in the Wireless segment.

For the quarter ended March 31, 2017, the Company reported net income of $2.3 million, compared to net income of $13.9 million in the first quarter of 2016.  The decrease in net income is primarily the result of an increase in depreciation and amortization, straight-lining of certain Sprint fee credits, acquisition and integration related costs, and interest expense, all attributable to the nTelos acquisition and exchange transaction with Sprint.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 82.0% to $73.5 million in the first quarter of 2017 from $40.4 million in the first quarter of 2016, resulting primarily from the nTelos acquisition and exchange transaction with Sprint.  Continuing OIBDA (Adjusted OIBDA less the benefit received from the waived Sprint management fee over the next six years) increased 59.8% to $64.6 million.

Following the close of the first quarter, the Company announced the April 6, 2017 closing of its amended Affiliate agreement with Sprint, which expands its affiliate service territory by adding approximately 500,000 POPs in the Parkersburg, WV; Huntington, WV and Cumberland, MD basic trading areas (“BTAs”).  Including this expansion, Shentel has authorization to serve over 6 million POPs in the mid-Atlantic region as a Sprint PCS Affiliate.  Shentel has agreed to invest approximately $32 million over the next three years to upgrade and expand the existing wireless network in those regions.

President and CEO Christopher E. French commented, “Our first quarter reflects a solid start to 2017, with revenue growth and Adjusted OIBDA increases achieved in all of our segments.  The integration of customers and assets from the nTelos acquisition is proceeding as we expected and we’re pleased to be ahead of schedule migrating customers and combining operations.  Just after the quarter closed, we announced the expansion of our affiliate relationship with Sprint, which significantly enhances our presence in the mid-Atlantic region and we’re excited to be adding new service areas that will improve customer experience and create shareholder value.”

Wireless Segment

First quarter wireless service revenues increased $56.0 million or 107.3%, primarily related to the addition of approximately 560,000 postpaid and prepaid customers from the nTelos acquisition.  Additionally, the segment benefitted from a reduction in the postpaid management fees retained by Sprint as part of our amended affiliate agreement with Sprint.

Shentel had 717,150 wireless postpaid customers at March 31, 2017, up 127.5% over March 31, 2016, but down 5,412 in the quarter.  Net additions in the Legacy area were 1,487, offset by net losses in the new areas of 6,899.  Phone additions in the Legacy area were 2,122 or 143% of the net additions.  First quarter postpaid churn was 2.05% for the total company and 1.56% in the Legacy area.  The first quarter port in/port out ratio in the legacy area was 1.70:1, taking share from all carriers.  As expected, the port in/port out ratio improved but continued to be negative in the acquired nTelos areas.

There were 243,557 prepaid wireless customers at March 31, 2017, an increase of 101,018 compared to the first quarter of last year.  Prepaid net additions for the first quarter of 2017 were 7,419.  Total company first quarter prepaid churn was 4.86% and 4.81% in the Legacy area.

During the first quarter, the Company migrated 28,555 postpaid nTelos customers to Sprint’s back office, for a total of 116,348 since the acquisition. As planned, the prepaid migration was completed in late December, and the outsourced prepaid billing arrangement was terminated. At the current pace, Shentel expects to complete migrating the remaining postpaid nTelos customers by the end of the third quarter 2017.

First quarter Adjusted OIBDA in the Wireless segment was $61.4 million, an increase of 114.0% from the first quarter of 2016.  Continuing OIBDA in the Wireless segment was $52.5 million, up $23.8 million from the first quarter of 2016.

Mr. French continued, “The doubling of our customer base via the nTelos acquisition and the strategic expansion of our mid-Atlantic footprint have opened up ongoing opportunities for the growth of our Company.  We have made significant progress on our plans to upgrade services and improve network reach and reliability, and when completed we believe we will be among the most competitive in terms of service plan and coverage in the markets in which we operate.”

Cable Segment

Service revenues in the Cable segment increased $2.1 million or 8.5% to $26.4 million, primarily due to 2.2% growth in average RGUs (the sum of voice, data, and video users) to 132,846 ending RGU’s as of March 31, 2017, video rate increases implemented in January 2017 to pass through programming cost increases, new and existing customers selecting higher speed data access packages and growth in the number of higher speed data and phone customers.  Operating expenses remained essentially flat at $25.9 million in the first quarter of 2017. Operating income was $3.1 million compared to $0.6 million in the prior year, primarily due to the continued transformation of our Cable segment from a video focus to broadband.

Adjusted OIBDA in the Cable segment for first quarter 2017 was $9.3 million, up 31.7% from $7.0 million in the first quarter of 2016.

“We recognize the importance of providing our customers with a robust cable network that delivers high speed bandwidth as well as reliability.  Our state of the art network meets these requirements and is gaining recognition in the marketplace among both new customers looking for a cable provider with the ability to consistently meet their high speed data needs and among our existing customers as they look to upgrade the alternatives available to them with their monthly subscription,” Mr. French stated.

Wireline Segment

Revenue in the Wireline segment increased 4.2% to $19.2 million in the first quarter of 2016, as compared to $18.4 million in the first quarter of 2016.  Carrier access and fiber revenue for the quarter was $12.7 million, an increase of 5.8% from the same quarter last year, primarily as a result of new fiber contracts.  Operating expenses increased 6.0% or $0.8 million to $14.1 million for first quarter 2016, primarily due to costs to support new fiber contracts.

Adjusted OIBDA in the Wireline segment for first quarter 2017 was $8.4 million, as compared to $8.3 million in first quarter 2016.

Other Information

Capital expenditures were $38.6 million in the first quarter of 2017 compared to $20.5 million in the comparable 2016 period.

Cash and cash equivalents as of March 31, 2017 were $39.9 million, compared to $36.2 million at December 31, 2016. Total outstanding debt at March 31, 2017 totaled $849.0 million, net of unamortized loan costs, compared to $829.3 million as of December 31, 2016.  At March 31, 2017, debt as a percent of total assets was 58%. The amount available to the Company through its revolver facility was $75.0 million.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast Thursday, May 4, 2017, at 10:00 A.M. Eastern Time.

Teleconference Information:

May 4, 2017 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 14671014
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through May 12, 2017 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia, West Virginia, and portions of Kentucky and Ohio.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:

Shenandoah Telecommunications, Inc.
Adele Skolits
CFO and VP of Finance
540-984-5161
Adele.skolits@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2017	December 31, 2016

Cash and cash equivalents	$39,927	$36,193
Other current assets	110,553	125,272
Total current assets	150,480	161,465
Investments	10,607	10,276

Net property, plant and equipment	689,948	698,122

Intangible assets, net	443,308	454,532
Goodwill	144,001	145,256
Deferred charges and other assets, net	14,645	14,756
Total assets	$1,452,989	$1,484,407

Total current liabilities	110,353	164,263
Long-term debt, less current maturities	810,873	797,224
Total other liabilities	232,328	227,026
Total shareholders' equity	299,435	295,894
Total liabilities and shareholders' equity	$1,452,989	$1,484,407

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016

Operating revenues	$153,880	$92,571

Cost of goods and services	53,761	31,762
Selling, general, and administrative	40,153	21,426
Integration and acquisition expenses	4,489	332
Depreciation and amortization	44,804	17,739
Total operating expenses	143,207	71,259
Operating income	10,673	21,312

Other income (expense):
Interest expense	(9,100)	(1,619)
Gain on investments, net	120	88
Non-operating income, net	1,255	468
Income before taxes	2,948	20,249

Income tax expense	607	6,368
Net income	$2,341	$13,881

Earnings per share:
Basic	$0.05	$0.29
Diluted	$0.05	$0.28

Weighted average shares outstanding, basic	49,050	48,563
Weighted average shares outstanding, diluted	49,834	49,249

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with Adjusted OIBDA and Continuing OIBDA, which are considered “non-GAAP financial measures” under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; gains and losses on asset sales; straight-line adjustments for the waived management fee by Sprint; amortization of the affiliate contract expansion intangible asset reflected as a contra revenue; actuarial gains and losses on pension and other post-retirement benefit plans; and share-based compensation expense.  Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.  Continuing OIBDA is defined by us as Adjusted OIBDA, less the benefit received from the waived management fee by Sprint over the next approximately six-year period, showing Sprint’s support for our acquisition and our commitment to enhance the network.

In a capital-intensive industry such as telecommunications, management believes that Adjusted OIBDA and Continuing OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use Adjusted OIBDA and Continuing OIBDA as supplemental performance measures because management believes they facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report Adjusted OIBDA and Continuing OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes Adjusted OIBDA and Continuing OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that Adjusted OIBDA and Continuing OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and Continuing OIBDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

•	they do not reflect capital expenditures;
•	many of the assets being depreciated and amortized will have to be replaced in the future and Adjusted OIBDA and Continuing OIBDA do not reflect cash requirements for such replacements;
•	they do not reflect costs associated with share-based awards exchanged for employee services;
•	they do not reflect interest expense necessary to service interest or principal payments on indebtedness;
•	they do not reflect gains, losses or dividends on investments;
•	they do not reflect expenses incurred for the payment of income taxes; and
•	other companies, including companies in our industry, may calculate Adjusted OIBDA and Continuing OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers Adjusted OIBDA and Continuing OIBDA as a financial performance measures that supplement but do not replace the information reflected in our GAAP results.

The following table shows Adjusted OIBDA for the three months ended March 31, 2017 and 2016:

(in thousands)	Three Months Ended March 31,
	2017	2016
Adjusted OIBDA	$73,541	$40,416
Continuing OIBDA	$64,601	$40,416

The following table reconciles Adjusted OIBDA and Continuing OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three months ended March 31, 2017 and 2016:

Consolidated:	Three Months Ended March 31,
(in thousands)	2017	2016
Operating income	$10,673	$21,312
Plus depreciation and amortization	44,804	17,739
Plus (gain) loss on asset sales	(28)	(15)
Plus share based compensation expense	1,566	1,048
Plus straight line adjustment to management fee waiver	4,206	—
Plus amortization of intangible netted in revenue	4,978	—
Plus amortization of intangible netted in rent expense	258	—
Plus temporary back office costs to support the billing operations through migration (1)	2,595	—
Plus integration and acquisition related expenses	4,489	332
Adjusted OIBDA	$73,541	$40,416
Less waived management fee	(8,940)	—
Continuing OIBDA	$64,601	$40,416

(1) Once former nTelos customers migrate to the Sprint back office, the Company incurs certain postpaid fees retained by Sprint that would offset a portion of these savings.  For the three months ended March 31, 2017, these offsets were estimated at $0.8 million.

The following tables reconcile Adjusted OIBDA and Continuing OIBDA to operating income by major segment for the three months ended March 31, 2017 and 2016:

Wireless Segment: (in thousands)	Three Months Ended March 31,
	2017	2016
Operating income	$9,137	$19,932
Plus depreciation and amortization	35,752	8,494
Plus (gain) loss on asset sales	(24)	13
Plus share based compensation expense	725	271
Plus straight line adjustment to management fee waiver (3)	4,206	—
Plus amortization of intangible netted in revenue	4,978	—
Plus amortization of intangible netted in rent expense	258	—
Plus temporary back office costs to support the billing operations through migration	2,593	—
Plus integration and acquisition related expenses (1)	3,792	—
Adjusted OIBDA	$61,417	$28,710
Less waived management fee (2)	(8,940)	—
Continuing OIBDA	$52,477	$28,710

Cable Segment: (in thousands)	Three Months Ended March 31,
	2017	2016
Operating income	$3,139	$597
Plus depreciation and amortization	5,788	6,095
Plus (gain) loss on asset sales	(23)	(13)
Plus share based compensation expense	364	358
Adjusted OIBDA and Continuing OIBDA	$9,268	$7,037

Wireline Segment: (in thousands)	Three Months Ended March 31,
	2017	2016
Operating income	$5,073	$5,098
Plus depreciation and amortization	3,132	3,033
Plus (gain) loss on asset sales	30	—
Plus share based compensation expense	146	169
Adjusted OIBDA and Continuing OIBDA	$8,381	$8,300

(1)
Integration and acquisition costs consist of severance accruals for short-term nTelos personnel to be separated as integration activities wind down, transaction related expenses, device costs to support the transition to Sprint billing platforms, and other transition costs to support the migration to Sprint back-office functions.  Once former nTelos customers migrate to the Sprint back office, the Company incurs certain postpaid fees retained by Sprint and prepaid costs passed to us by Sprint that would offset a portion of these savings.  For the three months ended March 31, 2017, these offsets were estimated at $0.8 million.

(2)
As part of the Company’s amended affiliate agreement, Sprint agreed to waive the management fee, which is historically presented as a contra-revenue by the Company, for a period of approximately six years.  The impact of Sprint’s waiver of the management fee over the approximate six-year period is reflected as an increase in revenue, offset by the non-cash adjustment to recognize this impact on a straight-line basis over the contract term of approximately 14 years.

(3)
Pursuant to the intangible asset exchange with Sprint, the Company recognized an intangible asset for the affiliate contract expansion received.  Consistent with the presentation of related service fees charged by Sprint, the Company recognizes the amortization of this intangible as a contra-revenue over the contract term of approximately 14 years.

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	March 31, 2017	December 31, 2016	March 31, 2016	December 31, 2015
Retail PCS Subscribers – Postpaid	717,150	722,562	315,231	312,512
Retail PCS Subscribers – Prepaid	243,557	236,138	142,539	142,840
PCS Market POPS (000) (1)	5,536	5,536	2,437	2,433
PCS Covered POPS (000) (1)	4,836	4,807	2,230	2,224
CDMA Base Stations (sites)	1,476	1,467	556	552
Towers Owned	196	196	157	158
Non-affiliate Cell Site Leases	206	202	202	202

The changes from March 31, 2016 to December 31, 2016 shown above include the effects of the nTelos acquisition and the exchange with Sprint on May 6, 2016.

	Three Months Ended March 31,
	2017	2016
Gross PCS Subscriber Additions – Postpaid	38,701	17,356
Net PCS Subscriber Additions (Losses) – Postpaid	(5,412)	2,719
Gross PCS Subscriber Additions – Prepaid	42,168	21,231
Net PCS Subscriber Additions (Losses) – Prepaid	7,419	(301)
PCS Average Monthly Retail Churn % - Postpaid (2)	2.05%	1.56%
PCS Average Monthly Retail Churn % - Prepaid (2)	4.86%	5.05%

1)
POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network.

2)	PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

The following table shows selected operating statistics of the Wireline segment as of the dates shown:

	March 31, 2017	Dec. 31, 2016	March 31, 2016	Dec. 31, 2015
Telephone Access Lines (1)	18,160	18,443	19,682	20,252
Long Distance Subscribers	9,134	9,149	9,377	9,476
Video Customers (2)	5,201	5,264	5,232	5,356
DSL and Cable Modem Subscribers (1)	14,527	14,314	14,200	13,890
Fiber Route Miles	1,997	1,971	1,744	1,736
Total Fiber Miles (3)	145,060	142,230	125,559	123,891

1)
Effective October 1, 2015, we launched cable modem services on our cable plant, and ceased the requirement that a customer have a telephone access line to purchase internet service.  As of March 31, 2017, 1,226 customers have purchased cable modem service received via the coaxial cable network.

2)	The Wireline segment’s video service passes approximately 16,500 homes.

3)
Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

The following table shows selected operating statistics of the Cable segment as of the dates shown:

	March 31, 2017	December 31, 2016	March 31, 2016	December 31, 2015
Homes Passed (1)	184,819	184,710	181,375	172,538
Customer Relationships (2)
Video customers	47,160	48,512	50,195	48,184
Non-video customers	30,765	28,854	26,895	24,550
Total customer relationships	77,925	77,366	77,090	72,734
Video
Customers (3)	49,384	50,618	52,468	50,215
Penetration (4)	25.5%	27.4%	28.9%	29.1%
Digital video penetration (5)	77.1%	77.4%	74.8%	77.9%
High-speed Internet
Available Homes (6)	183,935	183,826	180,814	172,538
Customers (3)	61,815	60,495	58,273	55,131
Penetration (4)	33.6%	32.9%	32.2%	32.0%
Voice
Available Homes (6)	181,198	181,089	178,077	169,801
Customers (3)	21,647	21,352	20,786	20,166
Penetration (4)	11.9%	11.8%	11.7%	11.9%
Total Revenue Generating Units (7)	132,846	132,465	131,527	125,512
Fiber Route Miles	3,233	3,137	2,955	2,844
Total Fiber Miles (8)	100,799	92,615	80,727	76,949
Average Revenue Generating Units	132,419	131,218	129,604	124,054

1)
Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines.  Homes passed is an estimate based upon the best available information.

2)	Customer relationships represent the number of customers who receive at least one of our services.

3)
Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer.  Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.

4)	Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.

5)
Digital video penetration is calculated by dividing the number of digital video customers by total video customers.  Digital video customers are video customers who receive any level of video service via digital transmission.  A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.

6)
Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.

7)	Revenue generating units are the sum of video, voice and high-speed internet customers.

8)
Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker.  The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline.   A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment has historically provided digital wireless service to a portion of a four-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, as a Sprint PCS Affiliate.  With the May 6th acquisition of nTelos, the Company’s wireless service area expanded to include south-central and western Virginia, West Virginia, and small portions of Kentucky and Ohio. This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland, and leases fiber optic facilities throughout southern Virginia and West Virginia. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video and cable modem services in portions of Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor through West Virginia, Maryland and portions of central and southern Pennsylvania.

Three months ended March 31, 2017

(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$108,186	$26,411	$5,048	$—	$—	$139,645
Other	6,042	2,035	6,158	—	—	14,235
Total external revenues	114,228	28,446	11,206	—	—	153,880
Internal revenues	1,235	567	7,948	—	(9,750)	—
Total operating revenues	115,463	29,013	19,154	—	(9,750)	153,880

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	38,318	15,228	9,273	—	(9,058)	53,761
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	28,464	4,858	1,676	5,847	(692)	40,153
Integration and acquisition expenses	3,792	—	—	697	—	4,489
Depreciation and amortization	35,752	5,788	3,132	132	—	44,804
Total operating expenses	106,326	25,874	14,081	6,676	(9,750)	143,207
Operating income (loss)	$9,137	$3,139	$5,073	$(6,676)	$—	$10,673

Three months ended March 31, 2016

(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$52,179	$24,340	$4,960	$—	$—	$81,479
Other	3,203	1,846	6,043	—		11,092
Total external revenues	55,382	26,186	11,003	—	—	92,571
Internal revenues	1,136	260	7,376		(8,772)	—
Total operating revenues	56,518	26,446	18,379	—	(8,772)	92,571

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	16,578	14,647	8,643	—	(8,106)	31,762
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	11,514	5,108	1,605	3,865	(666)	21,426
Integration and acquisition expenses	—	—	—	332	—	332
Depreciation and amortization	8,494	6,095	3,033	117	—	17,739
Total operating expenses	36,586	25,850	13,281	4,314	(8,772)	71,259
Operating income (loss)	$19,932	$596	$5,098	$(4,314)	$—	$21,312

Wireless Service Revenues

(in thousands)	Three Months Ended March 31,		Change
Service Revenues	2017	2016	$	%
Postpaid net billings (1)	$92,989	$45,638	$47,351	103.8
Sprint fees
Management fee	(7,383)	(3,651)	(3,732)	102.2
Net service fee	(7,200)	(3,934)	(3,266)	83.0
Waiver of management fee	7,383	—	7,383	NM
	(7,200)	(7,585)	385	(5.1)
Prepaid net billings
Gross billings	25,945	13,083	12,862	98.3
Sprint management fee	(1,557)	(785)	(772)	98.3
Waiver of management fee	1,557	—	1,557	NM
	25,945	12,298	13,647	111.0
Travel and other revenues	5,636	1,828	3,808	208.3
Accounting adjustments
Amortization of expanded affiliate agreement	(4,978)	—	(4,978)	NM
Straight-line adjustment - management fee waiver	(4,206)	—	(4,206)	NM
	(9,184)	—	(9,184)	NM
Total Service Revenues	$108,186	$52,179	$56,007	107.3

(1)  Postpaid net billings are defined under the terms of the affiliate contract with Sprint to be the gross billings to customers within our service territory less billing credits and adjustments and allocated write-offs of uncollectible accounts.